Exhibit 4.1

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

Amendment No. 4 to Rights Agreement, dated as of May 15, 2013 (this “Amendment No. 4”), between PFSweb, Inc., a Delaware corporation (the “ Company “), and Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), a New Jersey limited liability company, as successor to ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the “Rights Agent “).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 8, 2000, as amended by Amendment No. 1 thereto dated as of May 30, 2008, Amendment No. 2 thereto dated as of May 24, 2010 (” Amendment No. 2”) and Amendment No. 3 thereto dated July 2, 2010 (as amended, the “Rights Agreement”);

WHEREAS, the Company desires to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors of the Company has duly authorized this Amendment No. 4.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 4, the parties hereby agree as follows:

1. Amendment to Section 1(a). The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by adding the following as the last paragraph thereto:

“Notwithstanding the foregoing, transcosmos inc., and its direct and indirect Subsidiaries and Affiliates (collectively, the “Transcosmos Entities”) shall not be deemed an Acquiring Person so long as the Transcosmos Entities do not increase their Beneficial Ownership to greater than 5% of the Company’s then outstanding Common Stock (excluding the Securities) and are otherwise in compliance with the terms of the standstill provisions set forth in Section 5.7 of the Securities Purchase Agreement, dated May 15, 2013 by and between the Company and transcosmos inc (the “Purchase Agreement”).” Defined terms used in this paragraph of Section 1(a) that are not otherwise defined herein shall have the meaning set forth in the Securities Purchase Agreement, dated May 15, 2013, by and between the Company and transcosmos inc.”

2. Other Terms Unchanged. This Amendment No. 4 shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

3. Severability. If any term, provision, covenant or restriction of this Amendment No. 4 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 3 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4. Governing Law. This Amendment No. 4 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5. Counterparts. This Amendment No. 4 may be executed in any number of counterparts (including by PDF, facsimile or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 4 are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed as of the day and year first above written.

PFSWEB, INC.

By:	/s/ Thomas J. Madden
Name: Thomas J. Madden
Title: CFO

COMPUTERSHARE SHAREOWNER SERVICES LLC, as Rights Agent

By:	/s/ Robert A. Buckley, Jr.
Name: Robert A. Buckley, Jr.
Title: Senior Vice President